Century Communities Reports Record Third Quarter 2021 Results

- Return on Equity of 31%, a Company Record  -
- Gross Margin of 25.7%, an 820 Basis Point Increase  -
-  Record Third Quarter EBITDA increased 87% to $162.9 Million -

-  Record Third Quarter Revenues Increased 21% to $958.0 Million -

-  Record Third Quarter Net Income Increased 129% to $114.0 Million or $3.31 Per Diluted Share -

Greenwood Village, Colorado (October  27, 2021) – Century Communities, Inc. (NYSE: CCS), a leading national homebuilder, today announced financial results for its third quarter ended September  30,  2021.

Third Quarter 2021 Highlights Compared to Third Quarter 2020

•

Net income increased 129% to $114.0 million or $3.31 per diluted share, and net income, excluding the loss on debt extinguishment, increased 152% to $125.3 million or $3.63 per diluted share, a Company record

•	Home sales revenues increased to $917.3 million, a third quarter record and 21% year-on-year increase
•	Deliveries increased to 2,322 homes, a third quarter record
•	Homes in backlog improved to 4,866 homes with a value of $1.9 billion, both Company records
•	Homebuilding gross margin increased to 25.7% from 17.5%, an 820 basis point increase
•	SG&A as a percent of home sales revenues was 9.8%, a 150 basis point improvement from 11.3%
•	Pre-tax income increased 125% to $145.8 million, and pre-tax net income, excluding the loss on debt extinguishment, improved 147% to $160.2 million, a Company record
•	Pre-tax income margin, excluding the loss on debt extinguishment, improved 850 basis points to 16.7% compared to 8.2%
•	EBITDA increased 87% to $162.9 million, a third quarter record
•	Annualized return on average common shareholders’ equity (ROE) was 31%
•	Stockholders’ equity increased 35% to $1.6 billion compared to September 30, 2020
•	Net homebuilding debt to net capital improved to 23.1% from 32.9%
•	Total liquidity of $1.3 billion

Dale Francescon, Chairman and Co-Chief Executive Officer, stated, “During the third quarter, we achieved several milestones culminating in revenues of $958 million, a third quarter record, a 25.7% homebuilding gross margin, an 820 basis-point improvement over the prior year, and the seventh sequential quarter of pre-tax margin improvement. Our impressive results and record earnings are the result of strong demand for affordable, new homes across our national footprint encompassing over 40-markets.  Our significant scale and geographic diversity enabled us to manage and mitigate increased operational costs and realize the third quarter in a row of a single-digit SG&A ratio. We delivered 2,322 homes in the third quarter, propelled by double-digit year-over-year increases in our West region and Century Complete line, demonstrating the effective navigation by our talented team of the industry-wide supply chain challenges and highlighting the strength of the underlying operating fundamentals of our Company.”

Rob Francescon, Co-Chief Executive Officer and President, said, “Century’s robust, record backlog of 4,866 homes valued at $1.9 billion has us more strongly positioned than ever before to capitalize on the continued growth opportunities ahead of us. In the third quarter, nearly 10,000 net new lots were secured, with Century’s total lot supply increasing to a Company-record 75,537 lots, and our percentage of controlled lots increasing to 67% from 56% in the same quarter of last year. Our land-light strategy allows us to achieve this record lot pipeline to fuel our future growth while simultaneously de-risking our business, reducing our leverage, and bolstering cash flows and liquidity.  We achieved a 31% ROE, the 10th consecutive quarter of improvement and the highest in our history, and are confident in our ongoing ability to deliver improved returns while driving exceptional shareholder value in the quarters and years ahead.”

Third Quarter 2021 Results

Excluding charges related to debt extinguishment, net income for the third quarter 2021 increased 152% to $125.3 million or $3.63 per diluted share. Net income increased 129% to $114.0 million, or $3.31 per diluted share as compared to $49.8 million or $1.48 per diluted share for the prior year quarter.

Excluding charges related to the debt extinguishment, pre-tax income was $160.2 million, representing a 16.7% margin, as compared to $64.9 million and an 8.2% margin in the prior year quarter. Pre-tax income was $145.8 million.

Home sales revenues for the third quarter 2021 increased 21% to $917.3 million, compared to $760.2 million for the prior year quarter. Deliveries increased to 2,322 homes compared to 2,283 homes for the prior year quarter. Average sales price of home deliveries for the third quarter 2021 was  $395,100 compared to $333,000 in the prior year quarter, primarily due to sustained demand and home price appreciation  across our markets.

Homebuilding gross margin percentage in the third quarter 2021 was 25.7%, as compared to 17.5% in the prior year quarter and 23.9% in the second quarter 2021.  Adjusted homebuilding gross margin percentage, excluding interest, was 27.2% in the third quarter of 2021, as compared to 20.0% in the prior year quarter. SG&A as a percent of home sales revenues improved 150 basis points to 9.8%, compared to 11.3% in the prior year quarter.

As expected, net new home contracts in the third quarter 2021 declined to 2,742 homes, compared to 3,204 homes in the prior year quarter,  a result of reduced community count and available homes for sale due to robust sales earlier in the year coupled with self-imposed sales limitations including delaying first offering homes for sale later in the construction cycle. At the end of the third quarter 2021, the Company had 4,866 homes in backlog, representing $1.9 billion of backlog dollar value, both Company records and year-over-year increases of 32% and 47%, respectively.

Financial services revenues were $29.1 million compared to $32.0 million in the prior year quarter, and financial services pretax income was $11.4 million compared to $17.5 million. The year-over-year results reflect an increase in our capture rate and loans funded while being offset by a  reduced gain on sale margin from loans sold and a lower fair value of our loan pipeline compared to the prior year.

Strengthened Balance Sheet and Liquidity

The Company ended the quarter with a strong financial position including $1.6 billion of stockholders’ equity, $521.1 million of cash and $1.3 billion of total liquidity, including no amounts drawn on our $800 million revolving line of credit.

As of September  30, 2021, net homebuilding debt to net capital decreased to 23.1%, a reduction of 980 basis points from 32.9% in the prior year quarter.

During the quarter, we issued $500 million of bonds with an interest rate of 3.875% maturing in 2029. A portion of the proceeds were used to redeem $400 million of outstanding bonds, reducing the interest rate by 200 basis points and generating  $4.1 million in annual cash savings.

Full Year 2021 Outlook

David Messenger, Chief Financial Officer, stated,  “Full year revenue guidance to be in the range of $3.9 billion to $4.1 billion.  Full year expectations for home deliveries to be in the range of 10,750 to 11,500.”

Conference Call

The Company will host a webcast and conference call on Wednesday,  October 27, 2021 at 5:00 p.m. Eastern time, 3:00 p.m. Mountain time, to review the Company’s third quarter 2021 results, discuss recent events and conduct a question-and-answer period. To participate in the call, please dial 877-451-6152 (domestic) or 201-389-0879 (international). The live webcast will be available at www.centurycommunities.com in the Investors section. A replay of the conference call will be available through November  27, 2021, by dialing 844-512-2921 (domestic) or 412-317-6671 (international) and entering the pass code 13723051. A replay of the webcast will be available on the Company’s website.

About Century Communities:

Century Communities, Inc. (NYSE: CCS) is a top 10 national homebuilder, offering new homes under the Century Communities and Century Complete brands. Century is engaged in all aspects of homebuilding — including the acquisition, entitlement and development of land, along with the construction, innovative marketing and sale of quality homes designed to appeal to a wide range of homebuyers. The Colorado-based company operates in 17 states and over 40 markets across the U.S., and also offers title, insurance and lending services in select markets through its Parkway Title, IHL Home Insurance Agency, and Inspire Home Loans subsidiaries. To learn more about Century Communities, please visit www.centurycommunities.com.

Non-GAAP Financial Measures

In addition to the Company’s operating results presented in accordance with generally accepted accounting principles (GAAP), this press release includes the following non-GAAP financial measures: Adjusted Net Income, Adjusted Diluted Earnings per Common Share (Adjusted Diluted EPS), Adjusted Homebuilding Gross Margin, Adjusted EBITDA, and Ratio of Homebuilding Net Debt to Net Capital. These non-GAAP financial measures should not be used as a substitute for the Company’s operating results presented in accordance with GAAP, and an analysis of any non-GAAP financial measure should be used in conjunction with results presented in accordance with GAAP. Please refer to the reconciliation of each of the above referenced non-GAAP financial measures following the historical financial information presented in this press release.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and, as such, may involve known and unknown risks, uncertainties and assumptions. Forward-looking statements may be identified by the use of words such as “anticipate,” “believe,” “expect,” “estimate,” “plan,” “continue,” “will,” “may,” “potential,” “looking ahead,” “outlook,” and “project” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. Forward-looking statements in this release include the Company’s operating and financial guidance for 2021 and its expectations for continued growth and increases in its return on equity. Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. Forward-looking statements are based on historical information available at the time the statements are made and are based on management’s reasonable belief or expectations with respect to future events, and are subject to risks and uncertainties, many of which are beyond the Company’s control, that could cause actual performance or results to differ materially from the belief or expectations expressed in or suggested by the forward-looking statements. The following important factors could cause actual results to differ materially from those expressed in the forward-looking statement: adverse changes in general economic conditions, the potential impact of COVID-19 on the Company’s business, industry and broader economy, the ability to identify and acquire desirable land, availability of financing, the effect of interest rate and tax changes, reliance on contractors, availability and pricing of labor and raw materials and the other factors included in the Company’s most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q. Forward-looking statements speak only as of the date on which they are made and the Company undertakes no obligation to update any forward-looking statement to reflect future events, developments or otherwise, except as may be required by applicable law.

Century Communities, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

(in thousands, except share and per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Revenues
Home sales revenues	$917,337	$760,239	$2,881,404	$2,080,364
Land sales and other revenues	11,594	2,105	35,522	25,516
Total homebuilding revenues	928,931	762,344	2,916,926	2,105,880
Financial services revenues	29,101	32,017	92,586	67,534
Total revenues	958,032	794,361	3,009,512	2,173,414
Homebuilding Cost of Revenues
Cost of home sales revenues	(682,012)	(627,364)	(2,203,187)	(1,718,545)
Cost of land sales and other revenues	(6,977)	(2,046)	(23,996)	(18,597)
Total homebuilding cost of revenues	(688,989)	(629,410)	(2,227,183)	(1,737,142)
Financial services costs	(17,666)	(14,511)	(54,135)	(36,841)
Selling, general, and administrative	(90,154)	(85,806)	(281,961)	(246,131)
Loss on debt extinguishment	(14,458)	—	(14,458)	—
Inventory impairment and other	—	—	(41)	(1,691)
Other income (expense)	(1,004)	251	(2,790)	(2,533)
Income before income tax expense	145,761	64,885	428,944	149,076
Income tax expense	(31,784)	(15,121)	(95,406)	(34,736)
Net income	$113,977	$49,764	$333,538	$114,340

Earnings per share:
Basic	$3.38	$1.49	$9.90	$3.43
Diluted	$3.31	$1.48	$9.69	$3.41
Weighted average common shares outstanding:
Basic	33,760,940	33,350,633	33,688,531	33,299,768
Diluted	34,471,044	33,731,252	34,420,163	33,556,650

Century Communities, Inc.

Condensed Consolidated Balance Sheets

(in thousands, except share amounts)

	September 30,	December 31,
	2021	2020
Assets	(unaudited)	(audited)
Cash and cash equivalents	$491,879	$394,001
Cash held in escrow	29,183	23,149
Accounts receivable	34,134	21,781
Inventories	2,162,682	1,929,664
Mortgage loans held for sale	223,443	282,639
Prepaid expenses and other assets	190,778	122,630
Property and equipment, net	25,592	28,384
Deferred tax assets, net	22,786	12,450
Goodwill	30,395	30,395
Total assets	$3,210,872	$2,845,093
Liabilities and stockholders' equity
Liabilities:
Accounts payable	$102,327	$107,712
Accrued expenses and other liabilities	293,445	302,751
Notes payable	1,002,484	894,875
Revolving line of credit	—	—
Mortgage repurchase facilities	211,599	259,050
Total liabilities	1,609,855	1,564,388
Stockholders' equity:
Preferred stock, $0.01 par value, 50,000,000 shares authorized, none outstanding	—	—
Common stock, $0.01 par value, 100,000,000 shares authorized, 33,760,940 and 33,350,633 shares issued and outstanding at September 30, 2021 and December 31, 2020, respectively	338	334
Additional paid-in capital	694,206	697,200
Retained earnings	906,473	583,171
Total stockholders' equity	1,601,017	1,280,705
Total liabilities and stockholders' equity	$3,210,872	$2,845,093

Century Communities, Inc.

Homebuilding Operational Data

(Unaudited)

Net New Home Contracts

	Three Months Ended September 30,
	2021	2020	% Change
West	395	470	(16.0)%
Mountain	489	653	(25.1)%
Texas	392	411	(4.6)%
Southeast	387	660	(41.4)%
Century Complete	1,079	1,010	6.8%
Total	2,742	3,204	(14.4)%

	Nine Months Ended September 30,
	2021	2020	% Change
West	1,286	1,195	7.6%
Mountain	2,053	1,741	17.9%
Texas	1,309	1,135	15.3%
Southeast	1,151	1,742	(33.9)%
Century Complete	3,518	2,443	44.0%
Total	9,317	8,256	12.9%

Home Deliveries

(dollars in thousands)

	Three Months Ended September 30,
	2021		2020		% Change
	Homes	Average Sales Price	Homes	Average Sales Price	Homes	Average Sales Price
West	409	$655.8	316	$596.5	29.4%	9.9%
Mountain	509	$500.6	514	$429.3	(1.0)%	16.6%
Texas	274	$313.1	307	$249.0	(10.7)%	25.7%
Southeast	325	$403.8	421	$362.7	(22.8)%	11.3%
Century Complete	805	$220.3	725	$168.2	11.0%	31.0%
Total / Weighted Average	2,322	$395.1	2,283	$333.0	1.7%	18.6%

	Nine Months Ended September 30,
	2021		2020		% Change
	Homes	Average Sales Price	Homes	Average Sales Price	Homes	Average Sales Price
West	1,113	$621.2	862	$558.2	29.1%	11.3%
Mountain	1,805	$462.0	1,327	$415.8	36.0%	11.1%
Texas	1,079	$281.9	951	$247.3	13.5%	14.0%
Southeast	1,322	$393.2	1,304	$351.7	1.4%	11.8%
Century Complete	2,571	$207.0	2,183	$162.0	17.8%	27.8%
Total / Weighted Average	7,890	$365.2	6,627	$313.9	19.1%	16.3%

Century Communities, Inc.

Homebuilding Operational Data

(Unaudited)

Selling Communities

Selling communities at period end	As of September 30,		Increase/(Decrease)
	2021	2020	Amount	% Change

West	18	18	—	—%
Mountain	27	39	(12)	(30.8)%
Texas	15	18	(3)	(16.7)%
Southeast	19	35	(16)	(45.7)%
Century Complete	107	104	3	2.9%
Total	186	214	(28)	(13.1)%

Backlog

(dollars in thousands)

	As of September 30,
	2021			2020			% Change
	Homes	Dollar Value	Average Sales Price	Homes	Dollar Value	Average Sales Price	Homes	Dollar Value	Average Sales Price
West	659	$436,812	$662.8	535	$291,905	$545.6	23.2%	49.6%	21.5%
Mountain	1,037	556,192	$536.3	787	348,908	$443.3	31.8%	59.4%	21.0%
Texas	615	217,362	$353.4	459	141,044	$307.3	34.0%	54.1%	15.0%
Southeast	630	257,902	$409.4	951	346,323	$364.2	(33.8)%	(25.5)%	12.4%
Century Complete	1,925	454,516	$236.1	967	181,269	$187.5	99.1%	150.7%	25.9%
Total / Weighted Average	4,866	$1,922,784	$395.1	3,699	$1,309,449	$354.0	31.5%	46.8%	11.6%

Lot Inventory

	As of September 30,
	2021			2020			% Change

	Owned	Controlled	Total	Owned	Controlled	Total	Owned	Controlled	Total

West	3,971	5,435	9,406	3,299	2,287	5,586	20.4%	137.6%	68.4%
Mountain	8,004	13,633	21,637	6,762	6,295	13,057	18.4%	116.6%	65.7%
Texas	4,150	8,528	12,678	3,308	4,094	7,402	25.5%	108.3%	71.3%
Southeast	3,692	12,460	16,152	3,571	5,046	8,617	3.4%	146.9%	87.4%
Century Complete	5,178	10,486	15,664	3,027	7,274	10,301	71.1%	44.2%	52.1%
Total	24,995	50,542	75,537	19,967	24,996	44,963	25.2%	102.2%	68.0%
% of Total	33.1%	66.9%	100.0%	44.4%	55.6%	100.0%

Century Communities, Inc.

Reconciliation of Non-GAAP Financial Measures

(Unaudited)

Adjusted Net Income and Adjusted Diluted Earnings per Share (Adjusted Diluted EPS) are non-GAAP financial measures that we believe are useful to management, investors and other users of the Company’s financial information in evaluating its operating results and understanding its operating trends without the effect of certain non-recurring items. The Company believes excluding certain non-recurring items provides more comparable assessment of its financial results from period to period. We define Adjusted Net Income as consolidated net income before (i) income tax expense, (ii) inventory impairment and other (iii) restructuring costs, and (iv) loss on debt extinguishment, less adjusted income tax expense, calculated using the Company’s estimated annual effective tax rate after discrete items for the applicable period. Adjusted Diluted EPS is calculated by excluding the effect of inventory impairment, restructuring costs and loss on debt extinguishment from the calculation of reported EPS.

Adjusted Net Income and Adjusted Diluted Earnings Per Share

(in thousands, except share and per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Numerator
Net income	$113,977	$49,764	$333,538	$114,340
Denominator
Weighted average common shares outstanding - basic	33,760,940	33,350,633	33,688,531	33,299,768
Dilutive effect of restricted stock units	710,104	380,619	731,632	256,882
Weighted average common shares outstanding - diluted	34,471,044	33,731,252	34,420,163	33,556,650
Earnings per share:
Basic	$3.38	$1.49	$9.90	$3.43
Diluted	$3.31	$1.48	$9.69	$3.41

Adjusted earnings per share
Numerator
Net income	$113,977	$49,764	$333,538	$114,340
Income tax expense	31,784	15,121	95,406	34,736
Income before income tax expense	145,761	64,885	428,944	149,076
Inventory impairment and other	—	—	41	1,691
Restructuring costs	—	—	—	1,584
Loss on debt extinguishment	14,458	—	14,458	—
Adjusted income before income tax expense	160,219	64,885	443,443	152,351
Adjusted income tax expense(1)	(34,937)	(15,121)	(98,631)	(35,499)
Adjusted net income	$125,282	49,764	$344,812	116,852

Denominator - Diluted	34,471,044	33,731,252	34,420,163	33,556,650

Adjusted diluted earnings per share	$3.63	$1.48	$10.02	$3.48

(1)

The tax rate used in calculating adjusted net income for the three months ended September 30, 2021 was 21.8% and for the nine months ended September 30, 2021 was 22.2%, which are reflective of the Company’s estimated annual effective tax rate after discrete items for the applicable period. For the three and nine months ended September 30, 2020, the tax rate utilized was our estimated annual effective tax rate after discrete items of 23.3%.

Century Communities, Inc.

Reconciliation of Non-GAAP Financial Measures

(Unaudited)

Adjusted homebuilding gross margin excluding impairment, interest and purchase price accounting for acquired work in process inventory is not a measurement of financial performance under United States generally accepted accounting principles; however, the Company’s management believes that this information is meaningful as it isolates the impact that inventory impairment, indebtedness and acquisitions have on homebuilding gross margin and permits the Company’s stockholders to make better comparisons with the Company’s competitors, who adjust gross margins in a similar fashion.  This non-GAAP financial measure should not be used as a substitute for the Company’s operating results.  An analysis of any non-GAAP financial measure should be used in conjunction with results presented in accordance with GAAP.

Adjusted Homebuilding Gross Margin

(in thousands)

	Three Months Ended September 30,

	2021	%	2020	%

Home sales revenues	$917,337	100.0%	$760,239	100.0%
Cost of home sales revenues	(682,012)	(74.3)%	(627,364)	(82.5)%
Inventory impairment and other	—	—%	—	—%
Gross margin from home sales	235,325	25.7%	132,875	17.5%
Add: Inventory impairment and other	—	—%	—	—%
Add: Interest in cost of home sales revenues	14,636	1.6%	19,050	2.5%
Adjusted homebuilding gross margin excluding interest and inventory impairment and other	$249,961	27.2%	$151,925	20.0%

	Nine Months Ended September 30,

	2021	%	2020	%

Home sales revenues	$2,881,404	100.0%	$2,080,364	100.0%
Cost of home sales revenues	(2,203,187)	(76.5)%	(1,718,545)	(82.6)%
Inventory impairment and other	(41)	(0.0)%	(1,691)	(0.1)%
Gross margin from home sales	678,176	23.5%	360,128	17.3%
Add: Inventory impairment and other	41	0.0%	1,691	0.1%
Add: Interest in cost of home sales revenues	51,419	1.8%	51,429	2.5%
Adjusted homebuilding gross margin excluding interest and inventory impairment and other	$729,636	25.3%	$413,248	19.9%

Century Communities, Inc.

Reconciliation of Non-GAAP Financial Measures

(Unaudited)

Adjusted EBITDA

Adjusted EBITDA is a non-GAAP financial measure we use as a supplemental measure in evaluating operating performance. The Company defines adjusted EBITDA as consolidated net income before (i) income tax expense, (ii) interest in cost of home sales revenues, (iii) other interest expense, (iv) depreciation and amortization expense, (v) loss on debt extinguishment (vi) inventory impairment and other, (vii) restructuring costs, and (viii) adjustments resulting from the application of purchase accounting for acquired work in process inventory related to business combinations. The Company believes adjusted EBITDA provides an indicator of general economic performance that is not affected by fluctuations in interest rates or effective tax rates, levels of depreciation or amortization, and items considered to be non-recurring. Accordingly, the Company’s management believes that this measurement is useful for comparing general operating performance from period to period. Adjusted EBITDA should be considered in addition to, and not as a substitute for, consolidated net income in accordance with GAAP as a measure of performance. The Company’s presentation of adjusted EBITDA should not be construed as an indication that its future results will be unaffected by unusual or non-recurring items. Adjusted EBITDA is limited as an analytical tool and should not be considered in isolation or as a substitute for analysis of the Company’s results as reported under GAAP.

(in thousands)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2021	2020	% Change	2021	2020	% Change
Net income	$113,977	$49,764	129.0%	$333,538	$114,340	191.7%
Income tax expense	31,784	15,121	110.2%	95,406	34,736	174.7%
Interest in cost of home sales revenues	14,636	19,050	(23.2)%	51,419	51,429	(0.0)%
Interest expense (income)	(148)	(182)	(18.7)%	(431)	(1,029)	(58.1)%
Depreciation and amortization expense	2,669	3,245	(17.8)%	8,324	10,088	(17.5)%
EBITDA	162,918	86,998	87.3%	488,256	209,564	133.0%
Loss on debt extinguishment	14,458	—	NM	14,458	—	NM
Inventory impairment and other	—	—	NM	41	1,691	(97.6)%
Restructuring costs	—	—	NM	—	1,584	NM
Adjusted EBITDA	$177,376	$86,998	103.9%	$502,755	$212,839	136.2%

NM – Not Meaningful

Century Communities, Inc.

Reconciliation of Non-GAAP Financial Measures

(Unaudited)

Ratio of Net Homebuilding Debt to Net Capital

The following table presents the Company’s ratio of net homebuilding debt to net capital, which is a non-GAAP financial measure.  The Company calculates this by dividing net homebuilding debt (senior notes payable and revolving line of credit less cash and cash equivalents and cash held in escrow) by net capital (net homebuilding debt plus total stockholders’ equity). The most directly comparable GAAP measure is the ratio of debt to capital. The Company believes the ratio of net homebuilding debt to net capital is a relevant and useful financial measure to investors in understanding the leverage employed in its operations and as an indicator of the Company’s ability to obtain external financing.

(in thousands)

	September 30,	December 31,
	2021	2020
Total homebuilding debt	$1,002,484	$894,875
Total stockholders' equity	1,601,017	1,280,705
Total capital	$2,603,501	$2,175,580
Homebuilding debt to capital	38.5%	41.1%

Total homebuilding debt	$1,002,484	$894,875
Cash and cash equivalents	(491,879)	(394,001)
Cash held in escrow	(29,183)	(23,149)
Net homebuilding debt	481,422	477,725
Total stockholders' equity	1,601,017	1,280,705
Net capital	$2,082,439	$1,758,430

Net homebuilding debt to net capital	23.1%	27.2%

Contact Information:

Hunter Wells, Vice President of Investor Relations

719-426-3520

Hunter.Wells@CenturyCommunities.com

Category:
Earnings